Exhibit 3.14(a)

ARTICLES OF INCORPORATION

OF

GIRO SPORT DESIGN INTERNATIONAL, INC.

I. The name of this corporation is:

GIRO SPORT DESIGN INTERNATIONAL, INC.

II. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. The name and address in the State of California of the Corporation’s initial agent for the service of process is

William C. Hannemann

2880 Research Park Drive

Soquel, California 95073

IV. The corporation is authorized to issue only one class of shares of stock, and the total number of shares which the corporation is authorized to issue is 1,000,000 shares.

V. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents (as defined in section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in section 204 of the Corporations Code.

Date: August 26, 1991	/s/ WILLIAM C. HANNEMANN
William C. Hannemann

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ WILLIAM C. HANNEMANN
William C. Hannemann